EXHIBIT 99.1
First Capital Bancorp, Inc. Reports Second Quarter 2005 Results
Second quarter fully diluted earnings per share of $.25

First Capital Bancorp, Inc. (OTC Bulletin Board: FCBX) today announced second quarter 2005 earnings of $1.28 million, or $.25 per fully diluted share. Net income for the first six months of 2005 was $2.59 million or $.50 per fully diluted share. Annualized return on average equity was 8.94 percent and annualized return on average assets was 0.77 percent for the first half of 2005. “We are pleased to report consistent earnings which allows us to enter our merger with Flag Financial Corporation with confidence and optimism," said H.N. (Nat) Padget, president and chief executive officer.

Current results reflect the May 28, 2004 merger between the former CNB Holdings, Inc. (“CNB”) and First Capital Bancorp, Inc. (“Old FCBI”) under purchase accounting rules. On May 28, 2004, CNB acquired all of the outstanding common stock of Old FCBI. For accounting purposes, the acquisition has been treated as a recapitalization of Old FCBI, with Old FCBI as the acquirer in a reverse acquisition. Effective December 31, 2004, CNB Holdings, Inc. changed its name to First Capital Bancorp, Inc. (the “Company”). Historical financial statements prior to May 28, 2004 are those of Old FCBI, due to purchase accounting rules. Historical financial statements subsequent to May 28, 2004 are those of the combined company.

On May 26, 2005, First Capital Bancorp, Inc. and Flag Financial Corporation (Nasdaq: FLAG) entered into a definitive agreement for Flag Financial Corporation to acquire First Capital Bancorp, Inc. Subject to regulatory and shareholder approval, the transaction is expected to close in the fourth quarter of 2005.

Net Interest Income

Net interest income for the second quarter of 2005 totaled $6.37 million, compared to $6.33 million for the first quarter of 2005. The Company’s net interest margin for the quarter was 3.96%. For the second quarter of 2005, average non interest-bearing demand deposits grew to $105.10 million or 16 percent of average interest-earning assets, from $99.03 million or 15 percent of average interest-earning assets for the first quarter of 2005. “The treasury management group continues to be the primary driver for the growth in First Capital’s non interest bearing and low-cost interest bearing deposits,” stated William R. Blanton, vice chairman, chief operating officer, and chief financial officer.

Other Expense

Total other expenses for the second quarter were $4.58 million, which was up slightly from $4.45 million for the first quarter of 2005. The largest part of other expenses, salaries and other compensation, was $2.68 million for the second quarter of 2005, down from $2.77 million for the first quarter of 2005. Other expense increased from the first quarter to $1.45 million mainly due to increased professional expenses and increased operating expenses associated with the Company’s three loan production offices.

Balance Sheet

At June 30, 2005, total assets and net loans were $674.81 million and $489.78 million respectively. Although loan production levels were healthy, the Company experienced flat loan growth during the second quarter of 2005 compared with the first quarter of 2005 due to higher than normal loan payoffs.

Asset quality remains high, with nonperforming assets equal to 0.31 percent of total assets at June 30, 2005. Net charge-offs for the quarter were 0.0014 percent of average loans. The loan loss provision for the quarter was $150 thousand, while the loan loss reserve was 1.28 percent of gross loans.

During the second quarter of 2005, the Company allowed some high-cost time deposits to runoff resulting in a slight decline in total deposits compared with the first quarter of 2005. Non interest-bearing demand deposits were $102.93 million or 22 percent of total deposits, compared to $100.95 million or 21 percent of total deposits at March 31, 2005. Low-cost interest-bearing demand and money market deposits remained flat at 30 percent of total deposits.

Shareholders’ equity totaled $59.58 million and represented 8.83 percent of total assets at June 30, 2005 compared to $57.69 million and 8.56 percent of total assets at March 31, 2005. At June 30, 2005, tangible book value was $51.21 million, or $10.08 per share, goodwill was $7.41 million and core deposit intangible assets were $953 thousand. The June 30, 2005 total risk-based capital ratio was 11.74% and the Tier 1 risk-based capital ratio was 10.58%.

The following table provides a reconciliation of non-GAAP measures.

Tangible Book Value Reconciliation Table
June 30, 2005
Shares outstanding	5,079,502
Shareholders’ equity	$59,575,650
Effect of intangible assets	$(8,364,624)
Tangible book value	$51,211,026

Book value per share	$11.73
Effect of intangible assets per share	$(1.65)
Tangible book value per share	$10.08

About First Capital Bancorp, Inc.

First Capital Bancorp, Inc., the parent company of First Capital Bank, is the sixth largest independent community bank holding company headquartered in the North Atlanta metropolitan area. The Company focuses on commercial lending and treasury management services for small- to medium-sized businesses. The Company has two full-service branches and three loan production offices located throughout the North Atlanta metropolitan area. Additional information may be found at the Company’s web site, www.fcbusa.com.

This press release includes unaudited financial tables and contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). These "non-GAAP" financial measures are “tangible book value" and “tangible book value per share.” The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. Tangible book value is defined as total equity reduced by recorded intangible assets. Tangible book value per share is defined as tangible book value divided by total common shares outstanding. These measures are important to many investors in the marketplace that are interested in period to period changes in book value per share exclusive of changes in intangible assets. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the "Tangible Book Value Reconciliation Table" for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Safe Harbor

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of First Capital Bancorp, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,”“anticipated,”“intend,”“plan,”“believe,”“seek,”“estimate,” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation (a) the effects of future economic conditions on the Company and its customers; (b) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (c) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (d) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; (e) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (f) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; (g) technological changes; (h) acquisition and integration of acquired businesses; (i) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral in various financial assets and liabilities; and (j) acts or war or terrorism. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	June 30, 2005 (Unaudited)	December 31, 2004

ASSETS	($ in thousands)
Cash and due from banks	$20,826	$13,753
Interest-bearing deposits in banks	1,278	1,473
Federal funds sold and overnight investments	3,422	375
Cash and cash equivalents	25,526	15,601
Investment securities:
Securities available for sale, at fair value	123,709	130,640
Securities held to maturity, at cost (fair values of $6,004 and $6,975, respectively)	5,958	6,821
Restricted equity securities, at cost	6,916	6,818
Loans, net	489,775	478,570
Premises and equipment, net	1,144	1,056
Goodwill	7,411	6,681
Core deposit intangible	953	1,101
Other assets	13,422	10,947
Total assets	$674,814	$658,235

LIABILITIES
Deposits:
Non interest-bearing demand	$102,927	$77,341
Interest-bearing demand and money market	138,730	132,515
Savings	51	79
Time deposits of $100,000 or more	128,630	134,762
Other time deposits	99,909	113,974
Total deposits	470,247	458,671
Federal funds purchased and securities sold under repurchase agreements	16,273	11,210
Other borrowings	117,371	120,488
Other liabilities	4,955	4,660
Subordinated debentures	6,392	6,392
Total liabilities	615,238	601,421

STOCKHOLDERS' EQUITY
Preferred stock; no par value;
10,000,000 shares authorized; no shares issued
and outstanding	-	-
Common stock; $1 par value;
10,000,000 shares authorized; 5,228,311 and 5,170,000 shares issued, respectively	5,228	5,170
Surplus	36,567	35,902
Treasury stock, 148,809 and 142,888 shares, respectively	(1,243)	(1,122)
Unearned ESOP shares	(240)	(400)
Retained earnings	19,876	17,285
Accumulated other comprehensive loss	(612)	(21)
Total stockholders’ equity	59,576	56,814
Total liabilities and stockholders’ equity	$674,814	$658,235
See notes to the consolidated financial statements.

FIRST CAPITAL BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

FOR THE	FOR THE
THREE-MONTH	SIX-MONTH
PERIOD ENDED	PERIOD ENDED
JUNE 30,	JUNE 30,
($ in thousands except per share data)	($ in thousands except per share data)

	2005	2004	2005	2004

Interest Income:
Loans and leases, including fees	$8,137	$5,353	$16,085	$9,631
Investment securities:
U.S. Treasury and government agencies	426	256	793	436
Mortgage-backed securities	892	863	1,812	1,619
Other investments	182	290	372	588
Interest-bearing deposits in banks	7	6	14	8
Federal funds sold and overnight investments	24	11	33	26
Total interest income	9,668	6,779	19,109	12,308

Interest expense:
Interest-bearing demand, money market and
savings	372	189	675	337
Time deposits of $100,000 or more	908	828	1,731	1,648
Other time deposits	779	607	1,535	1,087
Federal funds purchased, securities sold under
repurchase agreements and other borrowings	1,238	1,295	2,468	2,195
Total interest expense	3,297	2,919	6,409	5,267
Net interest income	6,371	3,860	12,700	7,041
Provision for loan losses	150	800	300	850
Net interest income after provision for loan losses	6,221	3,060	12,400	6,191

Non interest income:
Service charges on deposit accounts	17	21	39	36
Loan servicing fee income	138	75	294	91
Mortgage origination fees	70	42	107	42
Gain on sale of loans, net	69	13	130	32
Net gain on sale of securities available for sale	21	-	26	-
Other income	38	58	150	99
Total non interest income	353	209	746	300

Non interest expense:
Salaries and other compensation expense	2,675	1,723	5,442	3,006
Net occupancy and equipment expense	458	215	891	378
Other expense	1,446	814	2,696	1,500
Total non interest expense	4,579	2,752	9,029	4,884

Income before income taxes	1,995	517	4,117	1,607
Income tax expense	714	173	1,526	560
Net income	$1,281	$344	$2,591	$1,047

Basic earnings per share	$.25	$.11	$.52	$.39
Fully diluted earnings per share	$.25	$.10	$.50	$.38
Cash dividends per common share	$-	$-	$-	$-

For more information, please contact:
H.N. (Nat) Padget
President & CEO
888-921-2265
nat.padget@fcbusa.com

William R. (Bill) Blanton
Vice Chairman, COO & CFO
888-921-2265
bill.blanton@fcbusa.com